EXHIBIT 4



                                                       November 27, 1995



                            LIBERTY MEDIA CORPORATION
                       8101 East Prentice Avenue, Suite 500
                            Englewood, Colorado  80111



         Mr. Barry Diller
         1940 Coldwater Canyon
         Beverly Hills, California  90210

         Dear Sir:

                   Reference is made to the agreement between Liberty Media Corporation ("Rockies") and Barry Diller ("Lasorda"), dated August 24, 1995 (including the related term sheet included therein, the "Prior Agreement"), relating to the securities of Silver King Communications, Inc. ("Silver"). Capitalized terms not otherwise defined in this letter agreement (this "Agreement") shall have the meanings ascribed to such terms in the Prior Agreement. Subject to the prior receipt of any required approvals of the Board of Directors of Home Shopping Network, Inc. ("House") under Section 203 of the Delaware General Corporation Law (the "DGCL"), Rockies and Lasorda hereby agree to the following amendments to the Prior Agreement and the additional agreements contained herein, each of which shall be incorporated in the Silver Stockholders
         Agreement:

                   1.   Merger and Exchange of Securities.

                   (a)  Subject to the satisfaction of certain
                        conditions contained herein and contained in the definitive merger agreement entered into among Liberty Program Investments, Inc. ("Rockies
                        Sub"), Liberty HSN, Inc. ("Rockies House Sub") and Silver Company in connection herewith (the "Merger Agreement"), Rockies House Sub will be merged with and into Silver Company (the
                        "Merger"), which will be the surviving
                        corporation in the Merger. In the Merger, Rockies Sub, the sole stockholder of Rockies
                        House Sub, will receive 3,363,262 shares (the







                        "Merger Consideration Shares") of the Class B Common Stock, par value $.01 per share, of Silver Company (the "Silver Company Non-Voting Stock"). At the time of the Merger, Rockies House Sub will own 17,566,702 shares of House Common Stock and 20,000,000 shares of House Class B Common Stock (collectively, the "House Shares"). Notwithstanding the foregoing, the Merger Consideration Shares to be received by Rockies in the Merger shall be such amount as is necessary to cause the percentage equity economic interest of each of Rockies and Dodgers in Silver Company to be in proportion to the relative fair market values of the contributions of the parties to Silver Company; provided, that notwithstanding the provisions of the Prior Agreement the value of the Silver Option shall be determined by reference to the imputed value of a share of Silver Common Stock to be received by Silver Company in the Exchange.

                   (b)  Subject to the satisfaction of certain
                        conditions contained herein and contained in the definitive exchange agreement entered into among Silver Company and Silver in connection herewith (the "Exchange Agreement"), immediately following the Merger, Silver Company will exchange (the "Exchange") the 20,000,000 shares of House Class B Common Stock for 6,082,000 shares of Silver Class B Stock and the 17,566,702 shares of House Common Stock for 4,855,436 shares of Silver Common Stock (collectively, the "Exchange Shares").

                   (c) Immediately following Rockies' receipt of the Merger Consideration Shares in the Merger, Rockies will transfer up to one-third of the aggregate number of shares of Silver Company Non-Voting Stock owned by it (subject to adjustment in the event the SP Merger (as defined below) is not consummated) to a corporation ("Newco") which will be wholly owned by Lasorda in exchange for a non-interest bearing secured promissory note of Newco in the principal amount of $1,000 (the "Note"). The Note and the related pledge and security agreement will have such terms and provisions as may be reasonably acceptable to Rockies, which terms and provisions shall include, among other matters, that the Note will (i) be non-recourse









                        to Newco, (ii) be secured by a pledge of all of the shares of Silver Company Non-Voting Stock transferred to Newco (the "Pledged Silver Company Shares") and by a pledge of all of the authorized and issued shares of Newco (the "Pledged Newco Shares", and collectively with the Pledged Silver Company Shares, the "Pledged Shares"), (iii) mature on the 20th anniversary of the date of issue and (iv) not be prepayable at the option of the holder. The Pledged Shares may not be assigned, transferred, sold, disposed of, pledged or otherwise encumbered in any manner (including, but not limited to, with respect to the voting thereof) and any attempted disposition of the Pledged Shares shall constitute a breach of the pledge agreement entitling Rockies to exercise upon such pledge and obtain full ownership of such Pledged Shares immediately and without any notice to Lasorda or Newco and, in the event Lasorda or Newco receive any proceeds from an attempted disposition of such Pledged Shares, then Lasorda and/or Newco shall be deemed to hold such proceeds in a constructive trust for the benefit of Rockies and shall promptly pay over to Rockies the amount of any such proceeds. In addition, in the event any dividends are paid or distributions made on the Pledged Shares, then notwithstanding the provisions of the pledge agreement, such dividends or distributions will be paid or distributed directly to Rockies. Newco will have no other assets or liabilities and will engage in no other business except as contemplated by this paragraph (c).

                        Rockies will have a right to purchase, and Lasorda will have a right to require Rockies to purchase, the Pledged Silver Company Shares at any time for $1,000 in cash. Rockies will have the right to purchase all of the outstanding shares of capital stock of Newco at any time for $1,000 in cash.

                        To the extent that the Pledged Shares are entitled to vote upon or consent to any matter to be presented to the stockholders of Newco or Silver Company, as the case may be, Lasorda and/ or Newco hereby grants to Rockies (or any person to which the Note is transferred) an irrevocable proxy (which proxy shall be deemed coupled with









                        an interest) to vote such shares or consent to any action.

                        The Note shall be transferable at any time without the consent of Newco and any transferee shall succeed to any and all of Rockies rights with respect to the Note and the Pledged Shares and the other related arrangements contemplated by this paragraph (c).

                        The Note and the other arrangements described in this paragraph (c) shall have such other terms and conditions as the parties may reasonably agree in furtherance of the foregoing.

                   2. Restructuring Transaction. (a) At any time following the consummation of the Exchange that Rockies is no longer a subsidiary of Rockies' Parent (and provided that a Change in Law has not theretofore otherwise occurred), but in no event prior to the earliest to occur of (i) the termination of the Agreement and Plan of Merger between Savoy Pictures Entertainment, Inc. ("Savoy"), Silver and a wholly owned subsidiary of Silver (the "SP Merger Agreement"), (ii) the eighteen month anniversary of the consummation of the merger between Savoy and a wholly owned subsidiary of Silver (the "SP Merger"), and
                        (iii) the consummation of the sale, transfer or other disposition by Silver of that number of Silver's broadcast licenses (including any such licenses acquired by Silver in connection with the SP Merger) (the "Licenses") required in connection with any divestiture of Licenses which is required pursuant to any Federal Communications Commission ("FCC") rule or regulation, or in accordance with any conditions or requirements specified in any waiver therefrom, as a result of Silver exceeding, as a result of the consummation of the SP Merger, the limitation on the number of Licenses permitted to be owned by any individual or entity, Rockies may request by written notice to Lasorda and Silver that Lasorda use all reasonable efforts to take, and, subject to any applicable fiduciary duties of Lasorda, as a director or officer of Silver, to the stockholders of Silver, use all reasonable efforts to cause Silver to take, such actions as may be reasonably necessary, including, but not limited









                        to, to file any required applications with the FCC and any other governmental or regulatory agency, to obtain any required FCC or other governmental or regulatory consents and approvals, and to undertake any restructuring of Silver's assets, liabilities and businesses, in order that Rockies would be permitted to exercise ownership rights (including voting rights) with respect to the Silver Securities owned by it (including its pro rata interest in any Silver Securities held by the Silver Company) (the "Restructuring Transaction").

                   (b) Simultaneously with or immediately following the consummation of the Restructuring Transaction, Rockies or its designee shall be required to purchase (and Dodgers will be required to sell) Dodgers' entire equity interest in the Silver Company for an amount equal to the Dodgers Interest Purchase Price.

                   (c) The terms of the Silver Company Non-Voting Stock shall provide that (i) such shares are convertible at the option of the holder thereof into a like number of shares of voting common stock of Silver Company, subject only to the receipt of any required governmental or regulatory consents or approvals and the termination of any applicable waiting period under the HSR Act required in connection with such conversion and (ii) following notice by the holder thereof to Silver Company of its intention to convert such shares, Silver Company shall, and shall cause each of its subsidiaries and affiliates (including Silver) to, seek any required consents or approvals, and make any and all required filings and obtain any and all such consents and approvals with or from any governmental or regulatory agency, including the FCC, and the termination of any applicable waiting period under the HSR Act in connection with such conversion, in each case as promptly as practicable.

                   (d) If a Restructuring Transaction has not occurred within 365 days following the notice referred to in paragraph 2(a) (or, if earlier, such time as Rockies reasonably determines, after consultation with Lasorda, that Lasorda has ceased to use his reasonable efforts to









                        consummate a Restructuring Transaction as required by this Section 2), and a Change in Law has not otherwise occurred by such date, then notwithstanding the restrictions on transfer of the Silver Securities described under the caption "Transfers of Silver Securities" in the Prior Agreement, the Rockies Stockholder Group will be entitled to sell any and all of its Silver Securities (including its entire equity interest in the Silver Company), subject only to
                        (i) a right of first refusal of Dodgers (or its designee), (ii) Rockies' obligation to swap shares of Silver Class B Stock so proposed to be sold for shares of Silver Common Stock owned by the Dodgers Stockholder Group pursuant to the paragraph of the Prior Agreement entitled "Share Exchange" (but without regard to the limitation in the last sentence thereof), and (iii) Rockies' further obligation to convert shares of Silver Class B Stock into shares of Silver Common Stock prior to such a sale (other than to a member of the Dodgers Stockholder Group).
                        Such person or entity (other than a member of the Dodgers Stockholder Group) shall acquire such Silver Securities and/or interest in the Silver Company free and clear of any rights or obligations under the Prior Agreement, this Agreement or the Silver Stockholders Agreement; provided, that such person or entity shall be entitled to such reasonable demand and incidental registration rights with respect to its Silver Securities (including those shares represented by its interest in the Silver Company) as was Rockies under the Prior Agreement and/or the Silver Stockholders Agreement prior to such sale. Except as specifically provided in this paragraph, the sale by Rockies permitted herein will not otherwise alter the rights and obligations of the parties set forth in the Prior Agreement (as amended by this Agreement).

                   3. Management Structure. The Silver Stockholders Agreement shall provide that upon the earlier to occur of (i) the Restructuring Transaction (which will result in a Change in Law following the consummation thereof) and (ii) a Change in Law (which the parties agree shall include, for purposes of this Agreement and the Prior Agreement, any change in law, rule or









                        regulation, or change in the circumstances of any party or Silver (including, but not limited to, in the case of Rockies, a change in the ownership of a majority of the outstanding common stock of Rockies) or any other event, the effect of which is or would be to permit Rockies or any holder of Rockies' interest in the Silver Company to exercise ownership rights (including voting rights) with respect to the Silver Securities owned by it (including its pro rata portion of any Silver Securities held by the Silver Company)), whether before or after the Merger and/or the Exchange, the management rights of the parties with respect to Silver shall be as follows:

                        (i)  Lasorda thereafter would be entitled to
                             designate a mutually agreeable number of the members of the Board of Directors of Silver and Rockies would be entitled to designate the remainder of the directors of Silver (which number designated by Rockies shall, in any event, constitute a majority of the number of directors constituting the entire Silver Board of Directors). In the event that (A) any of Rockies' designees on the Silver Board of Directors vote in a manner inconsistent with the expressed preference of Lasorda (or, unless required by applicable law, abstain from voting) with respect to any matter voted upon by the Silver Board of Directors, and the outcome of such vote is inconsistent with such preference or (B) any member of the Rockies Stockholder Group votes any of its Silver Securities with respect to any matter presented for a vote of the stockholders of Silver in a manner inconsistent with the expressed preference of Lasorda (or abstains from voting) and the outcome of such vote is inconsistent with such preference (including, except as set forth below, decisions relating to Lasorda's employment with Silver), in either case other than (x) any decision to terminate Lasorda's employment with Silver for Cause, (y) any decision relating to Lasorda's compensation by Silver or any of its subsidiaries (except as provided for by the Silver Term Sheet), or (z) any decision









                             relating to a Fundamental Matter (except as set forth in (x), (y) and (z) above, a "Qualifying Disagreement"), then Lasorda shall be entitled to deliver notice of his election (a "Management Election") to exercise his management rights as a result of the occurrence of such Qualifying Disagreement in the manner and to the extent set forth below.

                       (ii)  Following a Management Election by Lasorda:
                             (A) Lasorda shall be entitled to exercise his voting authority or authority to act by written consent over all Silver Securities then owned by each member of the Rockies Stockholder Group and the Dodgers Stockholder Group on all matters submitted to a vote of Silver stockholders, or by which Silver stockholders may act by written consent, pursuant to a conditional proxy (which proxy shall be valid for the full remaining term that the Prior Agreement and the Silver Stockholders Agreement that supersedes (to the extent set forth therein) the Prior Agreement is effective and shall be irrevocable and coupled with an interest for purposes of
                             Section 212 of the DGCL), provided, that each Stockholder agrees, and agrees to cause each member of its Stockholder Group, to take or cause to be taken all reasonable actions required (x) for the election of a slate of directors of Silver, two of whom will be designated by Rockies and the remainder of whom will be designated by Lasorda, and (y) to prevent the taking of any action by Silver or its subsidiaries with respect to a Fundamental Matter without the consent of both Stockholders; and (B) subject to applicable law and fiduciary duties and except with respect to any Fundamental Matters and any matter referred to in clause (x) or (y) under clause (i) above, Rockies shall be required to use its reasonable best efforts to cause its designees on the Silver Board of Directors to vote with respect to any matter presented to a vote of the Silver Board of Directors in the manner instructed by Lasorda.









                      (iii)  Lasorda shall cease to be entitled to
                             exercise any rights under this Agreement or the Stockholders Agreement with respect to the matters set forth in this Section 3 upon the occurrence of any of the following: (x) Lasorda is no longer Chairman of the Board and/or Chief Executive Officer and/or President of Silver and (y) the Dodgers Stockholder Group ceases to own its Eligible Stockholder Amount of Silver Securities.

                       (iv) Each of Rockies and Lasorda agrees, and agrees to cause each member of its Stockholder Group, to take all reasonable actions required (including to vote or execute a written consent with respect to the Silver Securities held by the Silver Company) in order to give effect to the provisions of this Section 3. In this connection, (A) following the earlier to occur of the events specified in clauses
                             (i) and (ii) of the introductory paragraph of this Section 3, if so requested by Rockies, all representatives of Lasorda and/or the Dodgers Stockholder Group on the Silver Board of Directors shall immediately resign (other than the representative(s) to be designated by Lasorda pursuant to clause
                             (i)) and (B) following a Management
                             Election, if so requested by Lasorda, all representatives of Rockies on the Silver Board of Directors shall resign immediately (other than two persons designated by Rockies).

                   4. Contribution to Silver Company. In the event that (a) a Change in Law occurs prior to the date upon which Rockies is required to transfer the Silver Option and cash to the Silver Company and (b) the change in structure described in this Section would not result in any material delay or additional review of Lasorda's application to the FCC regarding a change in control of Silver (the "CINC Approval"), or otherwise materially delay the consummation of such change in control, then Rockies shall not be required to make such contribution but shall instead exercise the Silver Option promptly following the receipt of the CINC Approval. All









                        shares of Silver Class B Stock received by it upon such exercise shall be held by Rockies and shall immediately become subject to the Silver Stockholders Agreement. In such event, the parties shall use their respective commercially reasonable efforts to amend the Merger Agreement and the Exchange Agreement to provide that Rockies shall exchange the House Shares directly with Silver in exchange for the Exchange Shares on the basis set forth in the Exchange Agreement, mutatis mutandis. Such transaction would be structured in a manner reasonably acceptable to the parties in light of relevant tax and regulatory considerations. In such event, the management structure described in
                        Section 3 would apply as to the parties
                        respective management rights as to Silver.

                   5. Fundamental Matters. Upon the consummation of the Merger and the Exchange, the indicated paragraphs of the definition of the term "Fundamental Matters" in the Prior Agreement shall be amended in their entirety to read as follows:

                             "(2) The acquisition, disposition
                                  (including pledges), directly or
                                  indirectly, by Silver or any of its
                                  subsidiaries, of any assets (including
                                  debt and/or equity securities) or
                                  business (by merger, consolidation or
                                  otherwise), the grant or issuance of
                                  any debt or equity securities of
                                  Silver or any of its subsidiaries, the
                                  redemption, repurchase or
                                  reacquisition of any debt or equity
                                  securities of Silver or any of its
                                  subsidiaries by Silver or any such
                                  subsidiary, or the incurrence of any
                                  indebtedness, or any combination of
                                  the foregoing, in any such case, in
                                  one transaction or any series of
                                  transactions in a six month period,
                                  with a value of 10% or more of the
                                  market value of Silver's outstanding
                                  equity securities at the time of such
                                  transaction."

                             "(4) Engaging in any line of business other
                                  than media, communications and









                                  entertainment products, services and
                                  programming, and electronic
                                  retailing."

                   6. Covenant of Lasorda. Lasorda hereby covenants and agrees with Rockies that, if so requested by Rockies, following the Merger he will use his reasonable best efforts to cause one designee of Rockies to serve or continue to serve on the Board of Directors of House.

                   7. Consent of Rockies and Lasorda Regarding Certain Transactions. For purposes of the provisions of the Prior Agreement and this Agreement regarding Dodgers Management Rights and Fundamental Matters, each of Rockies and Lasorda hereby consents and agrees to the taking of any action by any of Lasorda, the Silver Company or Silver, which action is reasonably necessary or appropriate to approve and consummate the transactions (including the related amendments to the Silver Certificate of Incorporation and other actions to be taken by the Silver stockholders (including the approval by Silver stockholders of the additional options to purchase Silver Common Stock to be granted to Lasorda (which grant shall be made in respect of, and subject to, the consummation of each of the Exchange and the SP Merger), as approved by the Compensation Committee of the Silver Board of Directors in connection herewith)) contemplated by each of the Merger Agreement, the Exchange Agreement and the SP Merger Agreement, provided, that the applicable parties shall not enter into, or permit any material amendment to, or waiver or modification of material rights or obligations under the SP Merger Agreement without the prior written consent of Rockies (which consent shall not be unreasonably withheld).

                   8. Reasonable Efforts. Each of Rockies and Lasorda agrees to use, and to cause each of its respective officers, directors, employees, affiliates and representatives to use, all reasonable efforts and take all reasonable actions required or necessary to consummate the transactions contemplated by this Agreement and the Prior Agreement (including, without limitation, the Merger and the Exchange) and to









                        entertainment products, services and
                        programming, and electronic retailing."

                   9. Liabilities under the Federal Securities Laws. The exercise of any rights hereunder or under the Prior Agreement or the Silver Stockholders Agreement by either Rockies or Dodgers and/or Lasorda shall be subject to such reasonable delay as may be required to prevent the other Stockholder Group from incurring any liability under the federal securities laws.

                   10. Miscellaneous. This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements to be fully performed therein and without regard to principles of conflict of laws. This Agreement, together with the Prior Agreement, incorporates the entire understanding of the parties with respect to the subject matter herein and therein and supersedes all previous understandings, discussions, negotiations and agreements with respect to such subject matter. The Prior Agreement, as amended pursuant to the specific terms of this Agreement, is hereby ratified and confirmed in all respects; provided, however, that in the event of any conflict between the terms of this Agreement and the terms of the Prior Agreement, the terms of this Agreement shall be deemed to supersede the conflicting terms of the Prior Agreement. This Agreement may be executed in counterparts, (including its rights and obligations under the Prior Agreement) each of which shall be deemed an original and all of which shall constitute one and the same instrument. Except as otherwise provided herein, neither party may assign this Agreement without the prior written consent of the other party.




















                   If the foregoing is acceptable to you, please execute the copy of this agreement in the space below, at which time this Agreement will constitute a binding agreement between us.

                                       Very truly yours,

                                       LIBERTY MEDIA CORPORATION


                                       By: /s/ Robert R. Bennett
                                       Name:  Robert R. Bennett
                                       Title:  Executive Vice President

         ACCEPTED AND AGREED
         this 27th day of November, 1995



         By: /s/ Barry Diller
              Barry Diller
































                                       -13-